Exhibit 99.2

Undertakings Provided as Part of

Blue Cross of California

Notice of Material Modification Regarding

Proposed Change in Control of Ultimate Parent Company

Blue Cross of California (BCC) filed a Notice of Material Modification Regarding Proposed Change in Control of Ultimate Parent Company (the Notice of Material Modification). The Notice of Material Modification relates to the transaction described below.

BCC is a wholly owned subsidiary of WellPoint California Services, Inc., which in turn is a wholly owned subsidiary of WellPoint Health Networks Inc. (WellPoint). By filing the Notice of Material Modification, BCC seeks the approval of the Department of Managed Health Care (the Department) for the merger (the Merger) of WellPoint with and into an unaffiliated entity, Anthem Holding Corp. (AHC). AHC is an Indiana corporation and is a wholly owned subsidiary of Anthem, Inc. (Anthem), which is the ultimate parent company of a number of Blue Cross and Blue Shield companies that operate outside California.

Upon the closing of the Merger, WellPoint will be merged with and into AHC, with AHC as the surviving entity, and, effective as the closing of the Merger, the separate corporate existence of WellPoint will cease. As a result, this transaction will result in a change in control of BCC, which will become an indirect subsidiary of Anthem. Also at the time of the Merger, Anthem will be renamed “WellPoint, Inc.” The transaction will not cause any other material changes to BCC or have a material effect on BCC’s operations. BCC is an affiliate of BC Life & Health Insurance Company (“BC Life”), an insurer regulated by the California Department of Insurance (“CDI”). BCC also is an affiliate of Golden West Health Plan, Inc., a health care service plan regulated by the Department.

To demonstrate continued compliance with the Knox-Keene Health Care Service Plan Act of 1975, California Health and Safety Code sections 1340 et seq. (the Knox-Keene Act) following implementation of the changes proposed in the Notice of Material Modification as amended, BCC executed and filed undertakings as a part of the Notice of Material Modification.

On July 23, 2004, the Department issued an Order of Approval (S-04-1287) for the Notice of Material Modification (“Approval Order”) conditioned upon the Undertakings executed July 23, 2004 (“July 23 Undertakings”). On November 8, 2004, the CDI approved a Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer filed by Anthem with respect to BC Life. BC Life also will become an indirect subsidiary of Anthem as a result of the Merger.

Due to changes in the information filed with this Department in the Notice of Material Modification arising from the November 8, 2004 approval by the CDI, BCC and the other parties hereto amend the July 23 Undertakings. These amended Undertakings shall supersede the July 23 Undertakings and the Approval Order shall be superseded by an updated Order of Approval conditioned upon these amended Undertakings, which shall be incorporated by reference into the updated Order of Approval. These undertakings include appropriate assurances regarding BCC’s continuing fiscal soundness, health care service plan contracts, health care service plan operations, and other matters. These undertakings shall take effect immediately upon the closing of the Merger, except as otherwise specifically indicated. Anthem and AHC each also has executed these undertakings. By doing so, Anthem and AHC each agrees that it will not require, cause, or permit BCC to violate any of these undertakings.

References herein to “section” are to sections of the Knox-Keene Act and references to “Rule” refer to the regulations promulgated under the Knox-Keene Act which are set forth in title 28 of the California Code of Regulations.

Undertaking 1. BCC and Anthem undertake the following:

(a)	All of the change in control severance payments and retention bonus payments payable by reason of the Merger under the terms of the WellPoint Health Networks Inc. Officer Change in Control Plan and

the other arrangements described in pages 69 through 72 of the Joint Proxy Statement/Prospectus of WellPoint and Anthem relating to the Merger dated May 11, 2004, (together, CIC Plan) will be the sole payment responsibility of Anthem;

(b)	Anthem will have on hand cash immediately prior to the closing of the Merger, which is adequate to timely discharge all obligations relating to the Merger which may arise under the CIC Plan;

(c)	No amounts relating, directly or indirectly, to the CIC Plan will be the obligation of BCC;

(d)	No such amounts will be charged to or made the responsibility of BCC, directly or indirectly, under any reimbursement or cost allocation arrangement;

(e)	BCC shall not be responsible for any similar change in control or severance payments owed by Anthem by reason of the Merger to Anthem’s officers, directors, and key management; and,

(f)	Anthem will have on hand cash immediately prior to the closing of the Merger that is adequate to timely discharge all such obligations of Anthem.

Undertaking 2. BCC will not declare or pay dividends, make other distributions of cash or property, or in any other way upstream any funds or property to Anthem or any of its affiliates (Affiliate Company Distributions), if such actions would do the following:

(a)	Cause BCC to fail to maintain at all times the greater of the following:

(i)	150% of the minimum tangible net equity (which annualized amount shall be calculated by multiplying the applicable current quarter revenues and expenditures by four) required by Rule 1300.76 of the Knox-Keene Act in effect as of the date of this undertaking (as of December 31, 2003, 150% of minimum tangible net equity was $414.2 million);

(ii)	100% of minimum tangible net equity as may be required following any future amendment to Rule 1300.76 of the Knox-Keene Act, or any successor regulation; or

(iii)	the amount required by the Blue Cross Blue Shield Association (BCBSA) to avoid loss of BCC’s license to use the Blue Cross name and mark in California, unless BCC otherwise determines it no longer wishes to operate under the Blue Cross name and mark in California, whichever is greater (as of December 31, 2003, the minimum capital amount required to avoid loss of BCC’s BCBSA license was $460 million);

(b)	Result in insufficient working capital or insufficient cash flow necessary to provide for the retirement of existing or proposed indebtedness of BCC, as required by title 28, California Code of Regulations, section 1300.75.1(a); or

(c)	Adversely affect the ability of BCC to provide or arrange health care services in accordance with the requirements of the Knox-Keene Act or the regulations adopted under the Knox-Keene Act.

Additionally, with respect to Affiliate Company Distributions made in calendar years 2004, 2005 and 2006, BCC will not make any Affiliate Company Distributions in any such calendar year if they exceed 79% of BCC’s operating income for the year prior to the calendar year of the Affiliate Company Distribution (the Limiting Percentage).

The Limiting Percentage is the average of the annual percentage that BCC dividends actually paid in each year from 2000 through 2003 bears to BCC’s net income for the years prior to the years in which the dividends were paid (1999 through 2002), calculated as follows:

(a)	In 1999 BCC reported $253 million in net income and in 2000 paid $280 million in dividends, representing an amount deemed to be 100% of the prior year net income.

(b)	In 2000 BCC reported $349.6 million in net income and in 2001 paid $290 million in dividends, representing 83% of prior year net income.

(c)	In 2001 BCC reported $314.8 million in net income and in 2002 paid $202 million in dividends, representing 64% of prior year net income.

(d)	In 2002 BCC reported $434.6 million in net income and in 2003 paid $300 million in dividends, representing 69% of prior year net income.

The average annual percentage that dividends paid bears to prior year net income for the years 2000-2003 equals 79% of BCC’s net income.

The Limiting Percentage, if applied to BCC’s 2003 net income, would limit BCC to paying dividends of $362.9 million in 2004, leaving BCC at year-end 2004 (based on annualizing BCC results reported to the Department to date) with tangible net equity of $1.416 billion.

For purposes of this Undertaking 2, “Affiliate Company Distributions” shall not be deemed to refer to payments made under the terms of any administrative services agreement or tax sharing agreement which has been filed with and received prior approval from the Department.

Undertaking 3. BCC will not make any Affiliate Company Distributions if such actions would result in BCC failing to maintain Liquid Assets (as defined) in an amount that equals or exceeds 150% of BCC’s average monthly Total Expenses (as defined) for the last two consecutive quarters for which financial statements have been filed with the Department immediately prior to the date on which BCC makes the Affiliate Company Distribution.

For purposes of this undertaking, the following definitions apply:

(a)	“Liquid Assets” shall equal the total of cash and cash equivalents (as reported on line 1 of Report #1 – Part A: Assets, as set forth in the Quarterly Financial Report filed with the Department by BCC), short-term investments (as reported on line 2 of Report # 1) and restricted assets (as reported on line 12 of Report # 1); and

(b)	“Total Expenses” shall be equal to the amounts reported on line 33 of Report # 2: Revenue, Expenses, and Net Worth, as set forth in the Quarterly Financial Report filed with the Department by BCC. 150% of BCC’s average monthly Total Expenses (as defined), based on the two most recent Quarterly Financial Reports filed by BCC with the Department (for the quarter ended December 31, 2003 and for the quarter ended March 31, 2004) was $1,174.6 million. In each Quarterly Financial Report filed with the Department, BCC shall include a calculation showing the total Liquid Assets on hand at the end of the calendar quarter covered by such Quarterly Financial Report and 150% of the average monthly Total Expenses incurred during the calendar quarter covered by such Quarterly Financial Report and the immediately preceding calendar quarter.

Undertaking 4. BCC will not take any of the following actions without the Department’s prior written approval:

(a)	Co-sign or guarantee any portion of any current or future loans and/or credit facilities entered into by Anthem or any of Anthem’s affiliates;

(b)	Permit any portion of loans obtained by Anthem or any of its affiliates to be assumed by BCC; or,

(c)	Allow a pledge or hypothecation of BCC’s assets or capital stock in any way in connection with any current or future loans of Anthem or any of its affiliates.

(d)	Borrow any funds or otherwise incur any indebtedness for the purpose of making any Affiliate Company Distribution, except any Affiliate Company Distribution that is made in compliance with Undertaking 2 above, or a payment made pursuant to any written agreement between or among BCC or its affiliates.

Anthem’s affiliates include but are not limited to AHC.

Undertaking 5. In connection with each Quarterly Financial Report filed with the Department by BCC, BCC shall file with the Department, on a confidential basis, a schedule that reports the estimated range of incurred-but-not-reported claim liability at the end of each such quarter and the amount of incurred-but-not-reported claim liability reported on line 4 of Report #1 – Part B: Liabilities and Net Worth, of the Quarterly Financial Report filed with the Department by BCC for such calendar quarter.

The estimated range of incurred-but-not-reported claim liability at the end of each such quarter shall be prepared as follows:

(a)	By BCC’s independent public accounting firm, as part of such firm’s review of BCC’s interim financial statements;

(b)	By BCC and reviewed by BCC’s independent public accounting firm, in the ordinary course of business, as part of such firm’s review of BCC’s interim financial statements; or,

(c)	Prepared or reviewed by BCC’s independent public accounting firm, as part of such firm’s audit of BCC’s year-end financial statements.

In the event BCC’s independent public accounting firm does not agree to provide the Department with this prepared or reviewed range, then BCC shall obtain, provide, and include as part of its required financial filings, an estimated range from an independent actuarial firm acceptable to the Department.

In connection with the making of this undertaking, BCC has been informed by the Department that the Department will grant confidential treatment, to the extent permitted by law, to the information filed pursuant to this Undertaking 5 and will provide BCC with appropriate prior notice of any judicial or other effort to compel the Department to disclose this confidential information in accordance with California Code of Regulations, title 28, section 1007.

Undertaking 6. BCC, Anthem, and AHC undertake that premiums payable by BCC subscribers and enrollees will not increase as a result of the Merger, and Anthem and AHC will provide a written commitment, addressed to the Director of the Department and executed by Anthem’s and AHC’s Chief Executive Officers, expressly to that effect. In order to demonstrate and assure compliance with this undertaking and commitment, which will remain in effect during the Merger Debt Period (as defined below), BCC, Anthem and AHC will provide annual written certifications to the Department on the anniversary date of the Merger that:

(1) BCC’s practices and methodologies for determining premium rates after the Merger have not varied from BCC’s pre-Merger practices and methodologies;

(2) No debt rating factor relating to the indebtedness that Anthem has incurred to finance Anthem’s cash requirements for the Merger has been included as part of such post-Merger practices and methodologies;

(3) BCC’s practices and methodologies for determining products and benefit designs after the Merger have not varied from BCC’s pre-Merger practices and methodologies;

(4) BCC’s administrative expense ratio has not exceeded pre-Merger levels without reporting to the Department as provided in Undertaking 14 below.

(5) Anthem has paid all executive change in control severance payments and retention bonus payments made during the period of the certification by reason of the Merger as provided in Undertaking 1 above and, as represented in the Notice of Material Modification, the transaction expenses of the Merger have not been borne by BCC;

(6) Anthem had cash on hand immediately prior to the closing of the Merger that was adequate to discharge all obligations relating to the Merger and payable to officers and directors of Anthem and WellPoint, as required by Undertaking 1 above.

(7) BCC’s dividends have not exceeded the limitations in Undertakings 2 and 3 above;

(8) BCC has filed with the Department each year an actuarial memorandum that certifies that no portion of the cost components of any premium rate charged for any individual or small group product offered in California by BCC includes a charge related to the financing of the Merger. BCC shall also certify annually to the Department (1) that no portion of the cost components of any rate or fee charged for any large group product offered in California by BCC includes a charge related to the financing of the Merger and (2) that no portions of the copayments, deductibles or similar features of any BCC products includes a charge related to the financing of the Merger and (3) in the event there were reductions in the level of reimbursement of BCC health care providers, as defined in Health and Safety Code Section 1345(i), such reductions were not attributable to the payments described in (5) above.

The practices of BCC contemplated by this Undertaking 6 which are in effect at the date of these amended Undertakings do not vary from such practices of BCC in effect prior to the date of the Approval Order. For purposes of this Undertaking 6, increases in “premiums” shall be deemed to mean amounts, such as copayments, deductibles, and coinsurance amounts, expended by subscribers and enrollees to receive coverage.

The Department may, in addition to the activities described in Undertaking 23 below, audit or examine BCC and its books and records with respect to the foregoing certifications, to the extent deemed necessary or desirable at the discretion of the Director of the Department.

For purposes of these Undertakings, “Merger Debt Period” means the period beginning with the closing of the Merger and thereafter ending on the later of (1) the date three years following the closing of the Merger, or (2) the date when Anthem has made aggregate principal payments in respect of its or WellPoint’s consolidated indebtedness equal to the aggregate principal amount of indebtedness incurred by Anthem to finance its cash requirements for the Merger (“Merger Related Indebtedness”), excluding, however, any principal payments that are “Refinancings” of Merger Related Indebtedness. A principal payment will be deemed to be a Refinancing of Merger Related Indebtedness if and to the extent that (x) Anthem borrows funds within thirty days before or after the date of the principal payment of Merger Related Indebtedness, and (y) the proceeds from the other borrowing are not specifically used for an identified purpose other than payment of Merger Related Indebtedness.

Undertaking 7. BCC shall renew, and shall not terminate, any group or individual health care service plan contract prior to the expiration of its term, except as otherwise expressly permitted under the Knox-Keene Act, including sections 1357.11, 1357.53, 1357.54, 1358.8, 1358.17, 1365, 1366.27, 1373.6 and 1399.810 and Rules 1300.65 and 1300.67.4 of the Knox-Keene Act.

In addition, for a period of three (3) years following the effective date of the Merger, should BCC withdraw a health benefit plan from the market or cease to provide or arrange for the provision of health care services for new individual, small group, or large group health benefit plans in the State, if an enrollee then enrolled in an affected health benefit plan has a pre-existing condition and still has time remaining before she/he may receive treatment/therapy for that condition, BCC will waive the remaining time requirements for the pre-existing condition exclusion if the enrollee enrolls in another health benefit plan of BCC or a California affiliate of BCC within the time requirements for eligibility for that BCC health benefit plan, as provided in the Knox-Keene Act, or as otherwise offered by BCC, if BCC decides to offer a longer period for eligibility.

Should BCC cease to provide or arrange for the provision of health care services for individual, small group, or large group health benefit plans in this state, any affected health benefit plan shall remain in effect and shall not be cancelled or not renewed by BCC (except as expressly permitted under the Knox-Keene Act), until the first renewal date for that health benefit plan that occurs on or after the expiration of the 180 days notice required under the Knox-Keene Act or any such additional time as the applicable subscriber contract may specify.

If BCC ceases to write, issue, or administer new group or individual health benefit plans in California, affected former subscribers of BCC will be provided the opportunity to elect continued coverage under the most nearly comparable health benefit plan (benefits, services, and terms) from BC Life or other California insurers affiliated with BC Life, with no underwriting as to the new health benefit plan for any health status related factors.

This Undertaking shall apply to other health care service plans doing business in California which are affiliates of BCC with regard to actions taken by such affiliated health care service plans in California.

Undertaking 8. An important premise of the approval of the Merger is that after the effective date of an Order of Approval for the change of control of BCC arising from the Merger, BCC will continue its historic role in serving the California marketplace, and its same marketplace approach.

Accordingly, after the effective date of an Order of Approval for the change of control of BCC arising from the Merger, and provided that the Merger is consummated, BCC will maintain its efforts in the areas of Medi-Cal, Healthy Families Program, AIM (Access for Infants and Mothers), and MRMIP (California Major Risk Medical Insurance Program) on the same basis as prior to the effective date of an Order of Approval for the change of control of BCC arising from the Merger, assuming the same market, economic, and other conditions that currently exist.

BCC advises the Department that the conditions it considers relevant under this Undertaking 8 include, but are not limited to: the reimbursement and compensation BCC receives; the scope and nature of services it must provide; the nature and adequacy of its provider network in any relevant service area; the structure, composition, and reimbursement payable to the health care providers supporting BCC’s provision of products and services; and the substantive impact to the competitive environment resulting from changes to the legislative and regulatory framework applicable to its operations or the specified state sponsored programs.

Undertaking 9. An important premise of the approval of the Merger is that after the effective date of an Order of Approval for the change of control of BCC arising from the Merger, BCC will continue its historic role in serving the California marketplace, and its same marketplace approach.

Accordingly, after the effective date of an Order of Approval for the change of control of BCC arising from the Merger, and provided that the Merger is consummated, BCC will maintain its efforts in offering and renewing individual and small group products on the same basis as prior to the effective date of an Order of Approval for the change of control of BCC arising from the Merger, assuming the same market, economic and other conditions that currently exist.

BCC advises the Department that the conditions it considers relevant under this Undertaking 9 include, but are not limited to: the reimbursement and compensation BCC receives; the scope and nature of services it must provide; the nature and adequacy of its provider network in any relevant service area; the structure, composition and reimbursement payable to the health care providers supporting BCC’s provision of products; and the substantive impact to the competitive environment resulting from changes to the legislative and regulatory framework applicable its operations or to individual or small group products.

Undertaking 10. After the Merger, BCC will maintain its organizational and administrative capacity, and unless the Department otherwise grants prior approval in writing, BCC will maintain the following non-exclusive list of functions in California:

(a)	Clinical decision-making and California medical policy development, including: a Medical Director and other persons responsible for and having discretion with respect to health plan medical matters under the Knox-Keene Act; and the clinical personnel responsible for California medical decision-making and California medical policy, including determination of BCC’s formularies;

(b)	BCC’s prior authorization and referral system;

(c)	BCC’s enrollee grievance system (including any appeal system);

(d)	BCC’s Independent Medical Review process (including the review process for experimental treatment);

(e)	BCC’s Provider Dispute Resolution Mechanism process; and,

(f)	BCC accounting and finance personnel and activities performed by such personnel.

These aforementioned functions shall be conducted in conformity with California standards, including timeframes, as required by the Knox-Keene Act. BCC confirms to the Department that it intends to utilize the current leased headquarters building of WellPoint in Thousand Oaks, California, to occupy and serve as BCC’s headquarters and to perform BCC health plan operations (recognizing that those operations are also performed at other California locations) and carry out other related activities.

Undertaking 11. BCC agrees that it shall not remove, require the removal, permit, or cause the removal of BCC’s books and records, as defined in the Knox-Keene Act, from California before filing a Notice of Material Modification and receiving the written approval from the Department in accordance with the Knox-Keene Act. Further, BCC agrees, that notwithstanding any failure or omission on its part, or that of an affiliate, to maintain BCC records in California, BCC agrees that it shall return to California, as may be required by the Department, within the timeframe specified by the Department, any such BCC books and records that have been removed from California without the Department’s express, written permission.

Undertaking 12. After the effective date of any Order of Approval for the Merger, and provided the Merger is consummated, if the reimbursement rates or methods for reimbursement under its administrative services agreement(s) with WellPoint, Anthem or any of their affiliates are changed, or if BCC decides to amend, change, or terminate or replace its administrative services agreement(s) with WellPoint, Anthem, or any of their affiliates, BCC will file the changes with the Department in a Notice of Material Modification in accordance with the requirements of the Knox-Keene Act, and not implement such changes until after the Department has issued an Order of Approval for such changes.

Undertaking 13. After the effective date of any Order of Approval for the Merger, and provided the Merger is consummated, if BCC decides to amend, change, terminate or replace its tax sharing agreements, BCC will file any changes to those tax sharing agreements with the Department in a Notice of Material Modification in accordance with the requirements of the Knox-Keene Act, and not implement such changes until after the Department has issued an Order of Approval for such changes.

Undertaking 14. BCC represents to the Department that it anticipates that, for the Merger Debt Period, the percentage of BCC’s administrative costs to premium revenues (as reported in Report #2, Lines 1, 4, 5, and 32, respectively, of the Quarterly Financial Report filed with the Department by BCC) will not exceed 13.31%, which reflects the average of the annual percentage that BCC’s administrative costs bear to its premium revenues reported for the years 2001-2003, calculated as follows:

(a)	In 2001 BCC reported $7,134,784,000 in premium revenue and incurred $1,009,971,000 in administrative costs, representing 14.16%.

(b)	In 2002 BCC reported $8,889,180,000 in premium revenue and incurred $1,185,397,000 in administrative costs, representing 13.34%.

(c)	In 2003 BCC reported $9,958,548,000 in premium revenue and incurred $1,238,449,000 in administrative costs, representing 12.44%.

The average annual percentage that administrative costs bear to total premium revenues for the years 2001-2003 equals 13.31%.

In the event BCC reasonably anticipates that its administrative costs will exceed 13.31% during this period, then BCC shall promptly report in writing to the Department the following:

(a)	The amount of the excess;

(b)	The reasons for the increase in costs (for example, changes in commission structure);

(c)	Whether the change is in any way, directly or indirectly, related to the implementation of the Merger; and,

(d)	Demonstrate to the Department’s reasonable satisfaction that BCC’s administrative costs are not excessive within the meaning of section 1378 and Rule 1300.78 of the Knox-Keene Act.

Undertaking 15. BCC undertakes to implement the Patient Advocate Improvement Program (PAI Program), which is a comprehensive effort by BCC to bring demonstrable improvements to the quality of care delivered to BCC’s members through increased dedication of financial and staff resources to BCC’s quality improvement programs.

Initial goals of the PAI Program are to improve any ratings of “one star” BCC has received in the Quality of Care Report Card 2003-2004 (Report Card) issued by the Office of the Patient Advocate, as well as to address any low scores received on HEDIS (Health Plan Employer Data and Information Set) ratings, through tools, approaches, and best practices in the areas of disease prevention, screening, health surveillance, intervention, and evaluation. Activities will be evidence-based and focus on best practices in medical care access and delivery. BCC will maintain and continually improve current initiatives underway in the areas of childhood immunizations, breast and cervical cancer screening, pre- natal and post-natal care, controlling blood pressure, asthma management, diabetes treatment, and coronary artery disease. The PAI Program will also include new health care initiatives around the following:

(a)	Mental Health—full implementation of California’s mental health parity law, including significant improvements in identification and treatment of depression, and in the seven and 30 day ambulatory follow-up of any BCC patient admitted with a diagnosis relating to mental health or disease, to a California hospital to assure that the physicians’ discharge instructions are being followed, and to arrange for coordination of the patients’ follow-up with the physicians/providers.

(b)	Obesity Initiatives—full participation in the Governor’s initiatives on obesity prevention, treatment, and management. As one aspect of its participation, BCC will develop and implement a health improvement program for childhood obesity that will provide education, support, and counseling to families with children who are obese. This program will include outreach to community centers and elementary schools. Further, BCC will develop and introduce a Center of Expertise (COE) network for bariatric surgery for appropriate BCC members. This Bariatric COE will be targeted to improve both the quality of care and improve the coordination of care with the patients’ physicians.

(c)	Chlamydia Screenings—activities that significantly improve the percentage of members appropriately screened and treated for chlamydia.

(d)	Inappropriate Use of Antibiotics—active promotion of appropriate utilization of antibiotics, focusing initially on those California counties or physician practices which have been identified as having high levels of inappropriate use of antibiotics.

Recognizing that the quality of care delivered to BCC members is dependent upon the performance of BCC’s participating professional practitioners, the PAI Program calls for expansion of BCC’s Physician Quality and Incentive Programs (PQIP) to ensure that physician bonuses payable under those programs are utilized to appropriately provide incentive to physicians and professional practitioners to focus on the areas where BCC does not score the highest rating on the Report Card. The PAI Program will develop a method intended to properly provide incentive to health care professionals and professional medical organizations, such as medical groups and IPAs, that do not participate in BCC’s pay for performance programs.

To that end, BCC will convene a special advisory committee comprised of members of its Physician Advisory Committee and an invited representative from the DMHC to review the PAI Program. On or before December 31, 2004, that advisory committee shall prepare a report to BCC and the Department evaluating at a minimum the following, with a view to improving BCC’s scores on the Report Card:

(a)	BCC’s quality improvement programs;

(b)	How to expand the number and type of providers involved in the programs; and,

(c)	The areas of those programs the committee determines require revision or additional resources.

BCC will promptly implement the recommendations of the advisory committee. If BCC in good faith believes that a recommendation of the advisory committee is not in the best interests of BCC’s members, it shall disclose to the Department, within 30 days of receipt, the advisory committee’s recommendations, the basis of that decision, along with its alternative improvement recommendations to accomplish the goals stated in this Undertaking 15.

BCC anticipates that its expenditures for the areas addressed by the PAI Program in 2004 will exceed such expenditures in 2003 by 73%. In addition to the expenditures contemplated by the preceding sentence, Anthem and AHC undertake to cause BCC to increase financial expenditures supporting BCC’s quality improvement programs in California by at least fifty percent (50%) from current (2004) levels by the end of the Merger Debt Period. Quality improvement programs shall include, for example, disease management programs, programs advancing patient safety, programs promoting wellness, and efforts to improve scores on measures related to clinical quality. Quality improvement programs shall be designed and implemented in a manner that does not require any uncompensated services by providers participating in such programs.

In the event BCC’s scores of “one star” on the Report Card are not improved in the next Report Card or it receives a new “one star” issued by the OPA in 2006, BCC undertakes to submit, within 90 days of the publication of the 2005-2006 Quality of Care Report Card, a written report to the Department prepared by an independent expert advisor acceptable to the Department which will make recommendations as to the actions BCC should take to ensure that the appropriate improvement is forthcoming. BCC will promptly implement the recommendations of the independent expert advisor and file a supplemental written report demonstrating its implementation of the corrective action strategies within six (6) months of the receipt of the independent expert advisor’s recommendations.

In the event BCC has not implemented the correction action strategies recommended by the independent expert advisor, a rebuttable presumption shall arise that BCC has not complied with this Undertaking 15. BCC may rebut this presumption by demonstrating to the Department’s reasonable satisfaction (i) that the development is not the result of any failure by BCC to take any recommended action, (ii) that the development is not related to the implementation of the Merger, or (iii) that, notwithstanding the development, BCC has in fact demonstrably improved quality of the type that was the subject of the recommendations.

Undertaking 16. BCC and Anthem undertake to implement the Investment in a Healthy California Program (“IHCP”), as set forth in Exhibit A attached hereto and incorporated herein by reference. BCC advises the Department that it considers the scope of this program to apply to BCC’s affiliate, Golden West Health Plan, and BC Life. Promptly following completion of the Merger, BCC and Anthem will meet and consult with the California Business, Transportation & Housing Agency (“BT&H”), Department and the California Department of Insurance to (i) discuss the appropriate type, scope and range of investments to be made under the IHCP, including community investments, (ii) secure advice and feedback regarding the selection of independent investment advisors as contemplated by Exhibit A and as acceptable to the BT&H and Department, (iii) discuss the composition of the advisory board contemplated by Exhibit A, including, if eligible, the inclusion of a representative of BT&H on such board, and (iv) discuss the development of an exemption process if sufficient qualifying assets cannot be identified by the end of the third year of the IHCP.

Undertaking 17. BCC shall provide a written report to the Department at the end of the first, second, and third years of a three-year initiative under which the WellPoint Foundation has agreed to commit $5 million in each of three years (for a total of $15 million) to its Insuring Healthy Futures initiative aimed at increasing Medi-Cal and Healthy Families enrollment in California. The Insuring Healthy Futures initiative, which will support and provide outreach services for Healthy Families and Medi-Cal enrollment activities and will be conducted in full cooperation with the California Department of Health Services and the Managed Risk Medical Insurance Board, is aimed at providing tangible health care benefits to Californians, as opposed to the development of policy or the conduct of research.

The WellPoint Foundation will work with the United States Department of Health and Human Services, the California Department of Health Services, and the Managed Risk Medical Insurance Board to facilitate securing of any available matching funds, and thereby maximize the benefits to Californians in structuring the program. The reports provided to the Department will specify the sums expended, will summarize the number of previously uninsured persons enrolled in Medi-Cal or Healthy Families as a result of the Insuring Healthy Futures initiative, and will make recommendations on further steps that can be taken to address the issue of the uninsured.

Undertaking 18. BCC acknowledges receipt of the Preliminary Report from the Department dated July 14, 2004, regarding the Department’s Routine (Financial) Examination of BCC for the period ended September 30, 2003, together with the related supplemental review, and undertakes promptly to develop a corrective action plan to the Department’s satisfaction to address the matters raised in the Preliminary Report and to adopt the recommendations contained therein (unless any such recommendations have already been addressed by these undertakings). The recommendations address such matters as the development by BCC of supplemental procedures for out-of-state claims, for reporting of tangible net equity, for reporting of claim expenses by category, for evaluating the impact of the Merger, for monitoring the financial condition of providers, for providing appropriate notices to terminated subscriber groups, and for possible closing of blocks of business.

Undertaking 19. In regard to the topic of retroactive cancellation identified in the BCC Preliminary Report dated July 14, 2004, regarding the Department’s Routine (Financial) Examination of BCC, BCC will file a semi-annual written report evidencing, to the satisfaction of the Department, that:

(a)	BCC has timely issued, prior to termination of enrollee coverage, a notice of cancellation to all group subscribers cancelled for nonpayment of premiums in accordance with section 1365 and Rule 1300.65 of the Knox-Keene Act;

(b)	BCC has an adequate mechanism (processes, procedures, and accountability) to timely verify that employer groups to whom BCC has contractually delegated responsibility for mailing the notice of cancellation required by section 1365 and Rule 1300.65 of the Knox-Keene Act have fulfilled the delegated obligation; and,

(c)	BCC has timely issued, prior to termination of enrollee coverage, a notice of cancellation to all individual subscribers cancelled for nonpayment of premiums in accordance with section 1365 and Rule 1300.65 of the Knox-Keene Act.

Such reporting will commence no later than March 31, 2005, for the period ending December 31, 2004, and continue up to and including the period ending June 30, 2007. Each semi-annual report will include evidence that BCC has contacted, at a minimum, a sampling of affected subscribers, including individual subscribers under group contracts, to verify receipt of such notice.

Undertaking 20. After the effective date of any Order of Approval for the Merger and provided the Merger is consummated, and until BCC has adopted policies and procedures regarding the closing of blocks of business (as defined in section 1367.15 of the Knox-Keene Act) which are approved by the Department, if BCC decides to close a block of business (as defined in section 1367.15 of the Knox-Keene Act) of any plan contract, except for those enumerated in section 1367.15(j) of the Knox-Keene Act, BCC will file the proposed transaction with the

Department in a Notice of Material Modification and not implement such change(s) until after the Department has issued an Order of Approval for such change(s). Notwithstanding the foregoing, after the effective date of any Order of Approval for the Merger and provided the Merger is consummated, if BCC decides to close a block of business (as defined in section 1367.15 of the Knox-Keene Act) of any plan contract, BCC shall provide the Department with 60 calendar days advance written notice of such decision.

Undertaking 21. BCC acknowledges receipt of the Department’s July 7, 2004, notice of follow-up review of outstanding deficiencies identified in the February 18, 2003, Final Report of the Routine Medical Survey of BCC, and undertakes to provide to the Department all documentation required and to take all steps necessary to implement a corrective action plan to address the issues identified in the follow-up review.

In addition, BCC undertakes to retain an independent expert advisor acceptable to the Department who will review BCC’s compliance, from January 1, 2004, to the effective date of the Merger, regarding the topics of the nine (9) deficiencies listed in the Department’s July 7, 2004, notice of follow-up review. The advisor will make written recommendations as to the actions, if any, BCC should take to ensure that BCC is in compliance with the Knox-Keene Act regarding those topics. BCC will submit to the Department a copy of the independent advisor’s report, within ten (10) days of BCC’s receipt from the advisor. BCC will promptly implement the recommendations of the advisor unless it in good faith believes that a recommendation is erroneous or not in the best interests of BCC’s members (in which case BCC will advise the Department of what it in good faith considers appropriate alternative measures. BCC will file a supplemental report with the Department within two (2) months of receipt of the independent expert advisor’s recommendations, advising the Department of BCC’s actions with regard to the advisor’s recommendations.

Further, BCC acknowledges receipt of the Department’s 2004 Preliminary Report of the non-routine medical survey of Blue Cross of California, Behavioral Health Division, concerning the survey conducted December 4 and 5, 2003. BCC undertakes to develop a corrective action plan, to the Department’s satisfaction, to address the deficiencies identified in the Preliminary Report and to adopt the recommendations contained therein. The deficiencies are listed under Deficiency # 1 (Grievances, Denials, Appeals, and Independent Medical Review concerning AB 88 Mental Health Parity issues) and Deficiency # 2 (Emergency Service Claims issues concerning AB 88 Mental Health Parity Issues).

Undertaking 22. During the Merger Debt Period, BCC shall file annually with the Department a report demonstrating compliance with each of the undertakings set forth herein and describing what it believes to be the benefits to Californians that have ensued from the Merger. Such reports are in addition to, and do not supersede, any other reports the Director may require pursuant to the Knox-Keene Act, including reports related to a financial examination or a medical survey conducted pursuant to sections 1382 and 1384 of the Knox-Keene Act.

Undertaking 23. BCC undertakes to promptly pay for the costs arising from activities of the Department, including any necessary out-of-state travel, verifying and auditing compliance by BCC with each of the undertakings set forth herein. Such activity will be conducted, at the Department’s discretion, in addition to any of the surveys, audits, examinations, or inquiries required or permissible under the Knox-Keene Act.

Undertaking 24. BCC acknowledges and recognizes the concerns expressed by members of the public in the course of the Department’s consideration of this Notice of Material Modification and acknowledges the grounds for disciplinary action by the Director of the Department set forth in section 1386 of the Knox-Keene Act, specifically sections 1386(b)(7) and (9) of the Knox-Keene Act, in the event that inappropriate actions or conduct by BCC were to occur.

Undertaking 25. BCC and Anthem undertake to promptly provide the Department with copies of the written agreements of the executive officers of WellPoint and BCC referred to in correspondence to the Department dated July 23, 2004, and which correspondence shall be deemed to be incorporated herein.

Undertaking 26. BCC, WellPoint, and Anthem undertake to provide to the Department, within two (2) business days following the execution of these amended Undertakings, amended undertakings applicable to BCC’s specialized health care service plan affiliate, Golden West Health Plan, Inc. (GWHP). Such amended undertakings shall reflect all of the terms and conditions contained in these undertakings that have any applicability to GWHP. BCC, WellPoint, and Anthem undertake to cause GWHP to enter into such amended undertakings.

Undertaking 27. The undertakings set forth herein shall be enforceable to the fullest extent of the authority and power of the Director of the Department under the provisions of the Knox-Keene Act, including all civil, criminal, and administrative remedies (such as Cease and Desist Orders, freezing enrollment, and assessment of fines and penalties). The enforcement remedies enumerated in this Undertaking 27 are not exclusive and may be sought and employed in any combination deemed advisable by the Director of the Department to enforce these undertakings.

Undertaking 28. The undertakings set forth herein shall be subject to the following terms and conditions:

(a)	Binding Effect. The undertakings set forth herein shall be binding on Anthem, AHC, and BCC and their respective successors and permitted assigns. If Anthem, AHC, or BCC fail to fulfill their obligations to the Department as provided under the undertakings set forth herein, Anthem, AHC, and BCC stipulate and agree that the Department shall have the authority to enforce the provisions of these undertakings in a California court of competent jurisdiction.

(b)	Governing Law. The undertakings set forth herein and their validity, enforcement, and interpretation, shall for all purposes be governed by and construed in accordance with the laws of the State of California.

(c)	Invalidity. In the event any undertakings or any portion of any undertaking set forth herein shall be declared invalid or unenforceable for any reason by a court of competent jurisdiction, such undertaking or any portion of any undertaking, to the extent declared invalid or unenforceable, shall not affect the validity or enforceability of any other undertakings, and such other undertakings shall remain in full force and effect and shall be enforceable to the maximum extent permitted by applicable law.

(d)	Duration. The undertakings set forth herein shall become effective upon the effective date of the Merger, and except as to those provisions of the undertakings that contain separate termination provisions, shall remain in full force and effect until terminated by Anthem, AHC, and BCC with the written consent of the Department.

(e)	Third Party Rights. Nothing in the undertakings set forth herein is intended to provide any person other than Anthem, AHC, BCC, WellPoint, the Department, and their respective successors and permitted assigns with any legal or equitable right or remedy with respect to any provision of any undertaking set forth herein.

(f)	Amendment. The undertakings set forth herein may be amended only by written agreement signed by Anthem, AHC, and BCC and approved or consented to in writing by the Department.

(g)	Assignment. No undertaking set forth herein may be assigned by Anthem, AHC, or BCC in whole or part without the prior written consent of the Department.

(h)	Specific Performance. In the event of any breach of these undertakings, Anthem, AHC, and BCC acknowledge that the State of California would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that Anthem, AHC, and BCC will waive the defense in any action for specific performance that a remedy at law would be adequate, and the Department should be entitled to seek an injunction or injunctions to prevent breaches of the provisions of these undertakings and to seek to enforce specifically the terms and provisions hereof. The Department’s right to seek an injunction does not supersede the remedies available to the Director described in Undertaking 27.

Undertaking 29. In addition to the undertakings executed above, BCC reasserts and reaffirms each and every undertaking in existence prior to the execution of this document, and agrees to abide by and conform to each and every prohibition and condition, unless specifically superseded by the undertakings executed below.

Date: November 23, 2004	/S/ THOMAS C. GEISER
	Print Name:	Thomas C. Geiser
	Print Title:	Secretary
Blue Cross of California

Date: November 23, 2004	/S/ THOMAS C. GEISER
	Print Name:	Thomas C. Geiser
	Print Title:	Secretary
WellPoint Health Networks Inc.

Date: November 23, 2004	/S/ DAVID R. FRICK
	Print Name:	David R. Frick
	Print Title:	EVP, Chief Legal & Administrative Officer
Anthem, Inc.

Date: November 23, 2004	/S/ DAVID R. FRICK
	Print Name:	David R. Frick
	Print Title:	EVP, Chief Legal & Administrative Officer
Anthem Holding Corp.

Date: November 23, 2004	/S/ THOMAS C. GEISER
	Print Name:	Thomas C. Geiser
	Print Title:	Secretary
Golden West Health Plan, Inc.

Exhibit A

INVESTMENT IN A HEALTHY CALIFORNIA PROGRAM

(IHCP Program)

Executive Summary

Blue Cross of California (BCC) agrees to commit $100 million or 2% of BCC’s total investment portfolio in funding for a new investment program (the IHCP Program) to increase the level of capital in safe and sound investments providing fair returns to investors and social benefits to underserved communities. Modeled after a successful collaboration between the health/insurance industry, community development organizations, community advocates, and State regulators, this 20-year commitment by BCC, effective upon completion of the WellPoint/Anthem merger, is expected to strengthen access to health care resources to low-income urban and rural underserved Californians.

IHCP Program Investments

The IHCP Program will provide a means to identify and foster investment opportunities that currently are underinvested in by traditional sources of investment capital. Investments under the IHCP Program (IHCP Investments) will increase capital and funding to low-income urban and rural underserved California communities, to address health care infrastructure that makes health care resources more accessible and improves the quality of care.

The IHCP will, in addition to the substantial direct investments by BCC, provide leadership in increasing the level of health plan capital in safe and sound investments that provide fair returns to investors and social benefits to underserved communities. A critical requirement is that IHCP Investments generate a competitive rate of return and that the safety and preservation of capital invested is maintained for the benefit of health plan members. Accordingly, IHCP Investments must be consistent with applicable legal requirements and prudent investment practices for Knox-Keene health care service plans, including the following:

1.	IHCP Investments must, at the time of investment, be rated as “investment grade” by two or more nationally recognized rating agencies (unless exempted by action of BCC, in consultation with the advisory committee described below and the Department of Managed Health Care (DMHC).

2.	IHCP Investments must be fully qualified assets for purposes of BCC’s financial statements.

3.	In order to assure appropriate diversification, no more than $10 million of IHCP Investments may be securities of or investments in a single issuer (unless the issuer is, or the security or investment is guaranteed by, an instrumentality of the United States or California state governments), and no more than $5 million of IHCP Investments may be in a single security or investment vehicle (unless the issuer is, or the security or investment vehicle is guaranteed by, an instrumentality of the United States or California state governments).

Target Amount of IHCP Investments

Following the CalPERS model of setting a goal of 2% of its investment portfolio for investments in California’s underserved communities, BCC will, subject to the availability of qualified IHCP Investments, make IHCP Investments which in the aggregate equal two percent of the value of the investment portfolio of BCC, as shown on its annual financial statements filed with the DMHC. The initial commitment by BCC is $100 million, which is expected to be phased in as IHCP Investments are identified. The commitment to make such investments will expire after 20 years.

Based on an average maturity of an investment equal to five to six years, and given that BCC is expected to grow over time, BCC anticipates that several hundred million dollars of IHCP Investments will be made over the 20-year life of the program.

Implementation and Timetable

Appropriate IHCP Investments will be identified by an advisory committee comprised of representatives or designees of (1) clinics and other health care providers that serve low income or uninsured urban Californians, (2) clinics and other health care providers that serve low income or uninsured rural Californians, (3) if eligible, the California Department of Health Services and the Managed Risk Medical Insurance Board, and (4) charitable entities that support such clinics and other providers, who will be assisted by qualified and experienced independent investment advisors. The members of the advisory committee would be designated from time to time by BCC, in consultation with the DMHC. The independent investment advisors would be firms retained and compensated by BCC and acceptable to the DMHC.

DMHC anticipates being in a position to consider specific IHCP Investments beginning by the first quarter of 2005, and it expects to phase in IHCP Investments as they are identified with the goal of having the initial $100 million commitment fully invested by the end of the third year of the IHCP. In furtherance of those objectives, promptly following the merger of WellPoint and Anthem, the IHCP advisory committee would be established and, in consultation with the independent investment advisors, formulate a plan for carrying out its responsibilities, develop appropriate application procedures, guidelines and policies for the program, and establish a more detailed timetable for the IHCP. BCC will work in cooperation with the DMHC to schedule an organizational meeting to be held within 60 days after the closing of the merger, for the purpose of arranging the administrative details to establish the IHCP advisory committee, identify independent investment advisors, and otherwise take actions and adopt policies, procedures and guidelines to implement the IHCP.

BCC will provide regular reports to the IHC Program advisory committee and, in connection with each annual financial statement filed with the DMHC, will provide the DMHC with reports on progress made toward investing in IHCP Investments.

In the event that the DMHC determines to establish a program like the IHCP in which all California health plans and health insurers could participate, BCC will cooperate in establishing the new program and in conforming the IHCP to, and participating in, the newly established industry-wide program.